Exhibit 10.1

EXECUTION VERSION

LICENSE AGREEMENT

by and between

MERCK SHARP & DOHME CORP.

and

UROVANT SCIENCES GMBH

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into this February 3, 2017 (the “Effective Date”), by and between Merck Sharp & Dohme Corp. a corporation organized and existing under the laws of the State of New Jersey (“Merck”), and Urovant Sciences GmbH (“Urovant”), a company organized and existing pursuant to the laws of Switzerland, [***]. Merck and Urovant are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Merck has discovered and Developed, and owns or controls certain intellectual property related to a ß3 adrenergic receptor agonist compound identified as MK-4618;

WHEREAS, Urovant desires to obtain from Merck an exclusive license in the Territory (as defined below) under such Merck intellectual property, upon the terms and conditions set forth herein, to continue to develop, manufacture and commercialize MK-4618 (and certain related back-up compounds) in the Territory in the Field; and

WHEREAS, Merck desires to grant to Urovant such a license,

NOW, THEREFORE, in consideration of the foregoing, the Parties to this Agreement do agree as follows.

Article 1 Definitions

For purposes of this Agreement, the following terms and variations on them shall have the following meanings, it being understood that words denoting the singular include the plural and vice versa:

1.1.

Affiliate of one of the Parties to this Agreement shall mean and include any person, firm, corporation or other entity: (i) fifty percent (50%) or more of the voting stock or other equity interest of which is owned, directly or indirectly, by that Party; (ii) which owns, directly or indirectly, fifty percent (50%) or more of the voting stock or other equity interest of that Party; (iii) fifty percent (50%) or more of the voting stock or other equity interest of which is owned, directly or indirectly, by a person, firm, corporation or other entity that owns, directly or indirectly, fifty percent (50%) or more of the voting stock or other equity interest of that Party; (iv) for which that Party has the right to elect a majority of the members of the board of directors, or to appoint the chief executive officer, general manager or other senior management officials; or (v) that possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of that Party.

1.2.

Applicable Laws shall mean and include all laws, regulations, rules, decrees, judicial and administrative orders, and governmental actions, policies and requirements having the force of law in the applicable country or jurisdiction.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

1.3.	Breaching Party shall have the meaning as defined in Section 14.5.

1.4.	Business Day shall mean a day other than a Saturday, Sunday, or a bank or other public holiday in the United States or Switzerland.

1.5.	Calendar Quarter shall mean the respective periods of three (3) consecutive calendar months commencing on January 1st, April 1st, July 1st, and October 1st.

1.6.	Calendar Year shall mean the period of time beginning on January 1st and ending on December 31st.

1.7.	Change of Control shall mean, with respect to a Party, the occurrence of either of the following transactions (or series of related transactions) involving such Party:

(a)

merger, consolidation, stock sale or sale or transfer of all or substantially all of the Party’s assets or business pertaining to this Agreement, or other similar transaction or series of transactions (except a sublicense, which is governed by Section 2.6), with another Person, except where, following such transaction (or series of transactions): (i) the Persons who were the beneficial owners of the outstanding voting securities (if any) of such Party immediately prior to such transaction beneficially own, directly or indirectly, at least fifty percent (50%) of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or similar governing persons of the corporation or other entity (the “Successor”) resulting from such transaction(s), or (ii) at least fifty percent (50%) of the members of the Board of Directors or similar governing body of the Successor were members of the Board of Directors of such Party at the time of the execution of the initial agreement(s) providing for such transaction(s); or

(b)

any transaction or series of related transactions in which any Person or group of related Persons acquires beneficial ownership of securities of the Party representing more than fifty percent (50%) of the combined voting power of the then-outstanding securities of such Party, it being understood that any sale of such beneficial ownership of securities of such Party to more than one Third Party as part of a financing transaction of such Party shall not constitute a Change of Control transaction; provided, that such sale or beneficial ownership of securities is in connection with the sale of securities (public offering or private placement) under the Securities Act of 1933, as amended and/or the Securities and Exchange Act of 1934, as amended.

1.8.	Claims shall have the meaning as defined in Section 13.1.

1.9.

Clinical Product shall mean any and all pharmaceutical products with any kinds of strength, dosage form, and formulations containing the Compound as an active pharmaceutical ingredient, either alone or in combination with one or more other active pharmaceutical ingredient(s), for use only in Clinical Trials.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

1.10.	Clinical Trial shall mean a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, Phase IIIb Clinical Trial and/or a “Phase IV” post-approval clinical trial.

1.11.	[***]

1.12.

Combination Product shall mean a Licensed Product which includes one or more active ingredient(s) other than the Licensed Compound, in combination with the Licensed Compound. All references to Licensed Product in this Agreement shall be deemed to include Combination Product, including a fixed-dose combination product. All references to Licensed Product in this Agreement shall be deemed to include Combination Product, except as provided in the definition of Net Sales.

1.13.

Commercialize or Commercialization shall mean all activities carried out in the commercialization of a Licensed Product, including distributing (including, without limitation, importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering the Licensed Product to customers), advertising, promoting, marketing, using and selling the Licensed Product, and booking sales, as applicable.

1.14.

Commercially Reasonable Efforts shall mean, with respect to the efforts to be expended by a Party and its Affiliates with respect to any objective, reasonable, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances, with respect to a product at a similar stage in its development or product life and of similar market potential taking into account [***]. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for a particular product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of the product and the market(s) involved. Notwithstanding the foregoing, Urovant shall not be (i) obligated to continue the Development of, seek the Regulatory Approval of, or Commercialize the Licensed Product if, in its reasonable opinion, it is unsafe for administration to humans, or otherwise inconsistent with Applicable Laws; and (ii) entitled to reduce the effort it expends relating to the Licensed Product in the Field to a level that does not meet the foregoing requirements because it is researching, Developing, or Marketing a product other than the Licensed Product for use in the Initial Field.

1.15.	Competing Product shall mean [***].

1.16.	Compound shall mean the chemical compound identified as [***] as represented by the chemical structure as shown in Schedule 1.16.

1.17.

Confidential Information shall mean (i) information not in the public domain that is disclosed by one Party or its Affiliates to the other Party or its Affiliates, including all Merck Know-How, Urovant Know-How, unpublished information relating to the Merck Patent Rights and the Urovant Patent Rights, and all other data and information, not in the public domain, relating to the Licensed Compound, the Clinical Product, the Licensed Product, or the business, marketing, promotion, affairs, research and development activities, results of clinical studies, national and multinational regulatory proceedings

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

and affairs, finances, Manufacturing, plans, contractual relationships and operations of either Party or their Affiliates which is disclosed or provided by or on behalf of one Party to the other Party in connection with this Agreement and (ii) the terms and conditions contained in this Agreement that are not in the public domain.

1.18.

Control shall mean, with respect to any item of the Patent Rights, Know-How, information, data or other intellectual property rights, the possession by a Party, or, where applicable, its Affiliates, its licensee or its Sublicensee, of the power and authority, whether by ownership, license, or other authorization, to grant and authorize access to, or a license or a sublicense of such item, without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party, its Affiliate, its licensee or its Sublicensee would be required hereunder to grant the other Party such access, license or sublicense.

1.19.

Develop or Development shall mean the conduct of any and all non-clinical and clinical research and development, including, among other things: drug discovery, toxicology studies, DMPK studies and other non-clinical efforts, statistical analysis, the design and conduct of any Clinical Trials, formulation, regulatory activities including applying for and obtaining Marketing Authorization, with respect to the Licensed Compound and/or the Licensed Product in the Field, that are reasonably required or useful to obtain or maintain any Regulatory Approvals of the Licensed Compound and/or the Licensed Product in the Field in the Territory.

1.20.	Development Plan shall have the meaning as defined in Section 4.1.

1.21.	Development Report shall have the meaning as defined in Section 4.1.

1.22.	Effective Date shall mean the date set forth in the first paragraph of this Agreement.

1.23.	EMA shall mean the European Medicines Agency or any successor agency with responsibility for regulating the development, manufacture and sale of human pharmaceutical products in the European Union.

1.24.

Enforceable Claim shall mean a claim of an issued and unexpired patent within the Merck Patent Rights (i) which, absent the rights and licenses granted by Merck to Urovant under this Agreement, would be infringed by the Development, Manufacture, filing and obtaining Regulatory Approvals, or Commercialization of the Licensed Compound and/or the Licensed Product by Urovant, its Affiliates or Sublicensees, such infringement to include, where applicable, contributory infringement and infringement by inducement and (ii) which has not been permanently revoked or held unenforceable or invalid by a decision of a court or other Governmental Agency of competent jurisdiction, unappealable or from which an appeal was not filed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.25.	[***].

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

1.26.

European Union shall mean the member states existing as of the relevant point in time. For purposes of this Agreement, the United Kingdom shall be considered part of the European Union, irrespective of whether the United Kingdom is a member of the European Union.

1.27.	Excluded Claim shall have the meaning as defined in Section 17.6(b).

1.28.	FDA shall mean the United States Food and Drug Administration or any successor agency thereto.

1.29.	Field shall mean the treatment, prevention, cure, or control of any human disease, disorder, illness, or condition, including without limitation, the Initial Field.

1.30.	[***].

1.31.	[***].

1.32.

First Commercial Sale shall mean, with respect to a given Licensed Product in a given country in the Territory, the first sale of commercial quantities of a Licensed Product in such country to a Third Party on arm’s length terms by Urovant, its Affiliate or Sublicensee for use in the Field after the receipt of Marketing Authorization in such country. Sales for test marketing, sampling and promotional uses, Clinical Trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.33.	[***].

1.34.	Fiscal Year shall mean the period of time beginning on April 1 and ending on March 31.

1.35.	Follow-up Period shall have the meaning as defined in Section 3.1(d).

1.36.	[***].

1.37.

Generic Product shall mean, with respect to a Licensed Product, any product(s) containing the Licensed Compound for which marketing approval is obtained by abbreviated New Drug Application (ANDA) or other abbreviated process not requiring the filing of a complete NDA in the United States or a corresponding application in any other country, other than (i) a Licensed Product introduced in such country by Urovant, its Affiliates or its Sublicensees; or (ii) a Licensed Product introduced by a Third Party through a contractual relationship with Urovant, its Affiliates or its Sublicensees.

1.38.

Governmental Agency shall mean any national, regional, municipal, country, or other governmental, quasi-governmental, administrative or regulatory agency, body or other similar entity in a given jurisdiction, including the FDA and EMA, in the Territory that is responsible for granting any Regulatory Approvals.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

1.39.

IND shall mean an investigational new drug application with respect to the Licensed Product filed with the FDA for beginning Clinical Trials in humans, or any comparable application filed with the Regulatory Authorities of a country other than the United States prior to beginning Clinical Trials in humans in that country, as well as all supplements or amendments to such filings.

1.40.	Initial Field shall mean the treatment in humans of overactive bladder and/or incontinence.

1.41.	Initial Payment shall have the meaning as defined in Section 6.1.

1.42.

Inventions shall mean intellectual property which is novel, non-obvious and useful as defined by the US patent law or the equivalent legal concepts as defined in any other patent-granting jurisdiction.

1.43.	Know-How Product shall have the meaning as defined in Section 6.3(b).

1.44.	LIBOR shall mean the London Inter-Bank Offering Rate.

1.45.	Licensee shall mean Kyorin Pharmaceutical Co., Ltd. and its Affiliates and sublicensees.

1.46.	Licensee Territory means those countries and territories, as set forth on Schedule 1.46, for which Merck has granted Licensee an exclusive license to Commercialize the Licensed Compound.

1.47.

Licensed Compound shall mean (a) the Compound; (b) that certain back-up compound to the Compound referred to internally by Merck as [***], as represented by the chemical structure as shown in Schedule 1.47 and covered by one or more claims of the Merck Patent Rights set forth on Schedule 1.55 (Merck Patent Rights); (c) any and all biologically active metabolites of any of the compounds described in the foregoing clauses (a) and (b); or (d) any and all prodrugs of any of the compounds described in clauses (a), (b), or (c); and/or (e) any and all salts, esters, acid forms, base forms, stereoisomers, racemates, tautomers, polymorphs, solvates, anhydrides, hydrates and crystalline forms of any of the compounds described in the foregoing clauses (a), (b), (c) or (d).

1.48.

Licensed Product shall mean any and all pharmaceutical products with any kinds of strength, dosage form, and formulations containing the Licensed Compound as an active pharmaceutical ingredient, either alone or in combination with one or more other active pharmaceutical ingredient(s), for final sale in the Field in the Territory.

1.49.	Licensed Product Trademarks shall have the meaning as defined in Article 10.

1.50.	Losses shall have the meaning as defined in Section 13.1.

1.51.	Manufacture shall mean all activities by or on behalf of a Party related to the manufacturing of a pharmaceutical product, or any ingredient thereof, including but not

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

limited to test method development and stability testing, formulation, process development, manufacturing for use in non-clinical or clinical studies, manufacturing scale-up, manufacturing Licensed Compound or Licensed Product for Development or Commercialization, labeling, filling, processing, quality assurance/quality control development, quality control testing (including in-process release and stability testing), packaging, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, and regulatory activities related to all of the foregoing.

1.52.

Marketing Authorization shall mean, with respect to each country in the Territory, the receipt of all approvals from the relevant Regulatory Authority necessary to market and sell a Licensed Product in any country (including without limitation all applicable price approvals even if not legally required to sell Licensed Product in a country).

1.53.	Merck Indemnitees shall have the meaning as defined in Section 13.2.

1.54.

Merck Intellectual Property shall mean Merck Patent Rights, Merck Know-How and any trademarks, copyrights, and trade names relating to the Licensed Compound and/or the Licensed Product that Merck and/or any of its Affiliates Controls as of the Effective Date, and/or will Control during the Term.

1.55.

Merck Patent Rights shall mean any and all Patent Rights which are Controlled by Merck or any of its Affiliates as of the Effective Date or at any time during the Term and which (a) claim or cover any Licensed Compound and/or Licensed Product, or the development, manufacture, commercialization, use or sale thereof, or (b) claim or cover any Merck Know-How. The Merck Patent Rights existing and enforceable in the Territory as of the Effective Date shall be listed in Schedule 1.55 hereto, which shall be, from time to time during the Term, updated to reflect the most current status of the Merck Patent Rights.

1.56.

Merck Know-How shall mean know-how, information and data (a) pertaining to the manufacture of the Licensed Compounds and/or Licensed Products, in order to enable Urovant (or its designee) to manufacture the Licensed Compounds and Licensed Products, including to replicate the process employed by or on behalf of Merck to manufacture Licensed Compounds and Licensed Products as of the Effective Date; and (b) reasonably necessary or reasonably useful for (i) the Development of the Licensed Compound and/or the Licensed Product in the Field, (ii) obtaining the Regulatory Approvals of the Licensed Compound and/or the Licensed Product in the Field, or (iii) the Commercialization of the Licensed Product in the Field, that Merck and/or any of its Affiliates Controls, to the extent that Merck can make available (including all such know-how, information and data licensed or otherwise made available to Merck with the right to further sublicense) as of the Effective Date, including specifically such items as are listed on Schedule 1.56 hereto.

1.57.	Milestone Payments shall have the meaning as defined in Section 6.2.

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

1.58.

NDA shall mean a New Drug Application, Biologics License Application, Worldwide Marketing Application, Marketing Application Authorization, filing pursuant to Section 510(k) of the United States Food & Drug Act, or similar application or submission for Marketing Authorization of a product filed with a Governmental Agency to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.

1.59.

Net Sales shall mean the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of end-market sales of Licensed Product sold by Urovant or its Affiliates to the first Third Party less deductions in accordance with US Generally Accepted Accounting Principles and/or International Financial Reporting Standards accounting standards (to the extent not otherwise taken into account) for:

(a)	[***]

Net Sales shall not include any payments among Urovant, its Affiliates and Sublicensees.

With respect to sales of Combination Products, Net Sales for any such Combination Product in a particular country in the applicable Calendar Quarter shall be calculated as follows:

(w)	[***]

1.60.	Non-breaching Party shall have the meaning as defined in Section 14.5.

1.61.	Other Claim shall have the meaning as defined in Section 13.3.

1.62.	Party shall mean each of Merck or Urovant, as applicable and “Parties” shall mean both of Merck and Urovant.

1.63.

Patent Rights shall mean any and all (a) patents or patent applications in the Territory (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention); (b) any and all divisionals and continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, pediatric exclusivity periods, and the like of any such patents and patent applications and foreign equivalents thereof.

1.64.

Phase III Clinical Trial shall mean a clinical trial of a Licensed Product in human patients, which trial is designed (a) to establish that the Licensed Product is safe and efficacious for its intended use, (b) to define warnings, precautions and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, (c) to be, either by itself or together with one or more other Clinical Trials having a comparable design and size, the final human Clinical Trial in support of Regulatory Approval of a Marketing Authorization of such Licensed Product, and (d) consistent with 21 U.S. CFR § 312.21(c).

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

1.65.

Regulatory Approvals shall mean any United States federal, state, or local government, or any foreign government, or political subdivision thereof, or any multinational organization, authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body with responsibility for granting licenses or approvals, including Marketing Authorizations, necessary for the marketing and sale of the Licensed Compound and/or the Licensed Product in the Field in the Territory.

1.66.

Regulatory Documentation shall mean all regulatory applications, registrations, licenses, authorizations and approvals (including all Marketing Authorizations), all correspondence submitted to or received from Governmental Agencies (including minutes and official contact reports relating to any communications with any Governmental Agency), and all reports and documentation in connection with clinical studies and tests (including study reports and study protocols, and copies of all interim study analysis), and all data contained in any of the foregoing, including all INDs, manufacturing data, drug master files, clinical data, adverse event files and complaint files, in each case related to any Licensed Compound or Licensed Product. In all cases, such documentation as provided for in this Section 1.66, shall be provided “as is”, Merck shall be under no obligation to finalize or complete any study reports, study analysis or other interim reports.

1.67.	Required Third Party Agreement shall have the meaning as defined in Section 6.5.

1.68.	[***]

1.69.

Royalty Term shall mean, with respect to a given Licensed Product in a given country in the Territory, the later of (a) the expiration of the last to expire Enforceable Claim of a Merck Patent Right covering such Licensed Product (or the Licensed Compound contained in, or comprising, such Licensed Product) in such country; (b) expiration of any data or market exclusivity conveyed by a Governmental Agency and associated with the Marketing Authorization or equivalent of the Licensed Product in such country; or (c) fifteen (15) years from First Commercial Sale of such Licensed Product in such country.

1.70.	Safety Termination shall have the meaning as defined in Section 14.3.

1.71.	SEC shall mean the U.S. Securities and Exchange Commission.

1.72.	[***].

1.73.	Specifications shall mean the specifications and quality control procedures as developed by Merck for the Clinical Product.

1.74.	Sublicensee shall mean any Third Party to whom Urovant has granted a sublicense of any of the rights granted to it under Sections 2.1 and 2.2 pursuant to Section 2.6.

1.75.	Sublicense Agreement shall have the meaning as defined in Section 2.6.

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1.76.	Taxes shall have the meaning as defined in Section 6.10.

1.77.	Term shall have the meaning as defined in Section 14.1.

1.78.	Territory shall mean worldwide excluding the Licensee Territory.

1.79.	Third Party shall mean a person or entity other than Merck or Urovant, or any of their Affiliates.

1.80.	Third Party Patent Rights shall have the meaning as defined in Section 9.8(a).

1.81.	[***].

1.82.	Transfer Completion Notice shall have the meaning as defined in Section 3.1(c).

1.83.	Transfer Completion Notice Date shall have the meaning as defined in Section 3.1(c).

1.84.	Transfer Confirmation Notice shall have the meaning as defined in Section 3.1(c).

1.85.	Urovant Indemnitees shall have the meaning as defined in Section 13.1.

1.86.

Urovant Intellectual Property shall mean Urovant Patent Rights and Urovant Know-How relating to the Licensed Compound and/or the Licensed Product that Urovant and/or any of its Affiliates Controls during the Term.

1.87.

Urovant Inventions shall mean the Inventions pertaining to the Licensed Compound and the Licensed Product which are conceived and/or reduced to practice solely by Urovant and/or any of its Affiliates (excluding any Inventions conceived and/or reduced to practice by an Affiliate that becomes an Affiliate through a Change of Control of Urovant, and existing as of the date of the closing of such Change of Control) as of the effective date of any license to Merck as provided under Section 15.1, as defined by the U.S. Patent Law, and which Urovant and/or any of such Affiliate Controls during the Term.

1.88.

Urovant Know-How shall mean know-how, information and data necessary or reasonably useful for (a) the Development and/or Manufacture of the Licensed Compound and/or the Licensed Product in the Field, in the form in which such Licensed Compound or Licensed Products exist as of the effective date of any license thereto to Merck as provided under Section 15.1; (b) obtaining the Regulatory Approvals of the Licensed Compound and/or the Licensed Product in the Field, or (c) the Commercialization of the Licensed Product in the Field, that Urovant and/or any of its Affiliates Controls during the Term. The Urovant Know-How shall include the Urovant Inventions.

1.89.	Urovant Patent Rights shall mean the Patent Rights claiming the Urovant Inventions.

1.90.	[***].

1.91.	Withholding Party shall have the meaning as defined in Section 6.10.

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Article 2 License Grants; Scope of Licenses

2.1	Licensed Grants to Urovant. Subject to the terms and conditions of this Agreement, Merck hereby grants to Urovant, and Urovant hereby accepts during the Term under the Merck Intellectual Property

(a)

an exclusive (even as to Merck and its Affiliates), royalty-bearing right and license, with a right to grant sublicenses (subject to the restrictions set forth in Section 2.6), to Develop, Manufacture, have Manufactured, offer to sell, sell and otherwise Commercialize the Licensed Compound and/or the Licensed Product in the Field in the Territory, including the right to obtain and maintain the Regulatory Approvals in the Territory.

(b)

a non-exclusive, sublicensable right and license to: (i) Develop the Licensed Compound and Licensed Product in the Licensee Territory solely for the purpose of Developing, Manufacturing, and Commercializing such Licensed Products in the Field in the Territory, and (ii) Manufacture the Licensed Compound and Licensed Product in the Licensee Territory solely for use in the Development or Commercialization of the Licensed Product in the Territory.

2.2

Freedom to Operate License. In the event that the Development, Manufacture, use, offer for sale, sale, export or import by Urovant or its Affiliates or Sublicensees, of the Licensed Compound(s) or Licensed Product(s) infringes a claim of an issued patent which Merck (or any of its Affiliates) owns or otherwise has the right to license and which patents are not included in the Merck Patent Rights licensed in Section 2.1, Merck (and its Affiliates) hereby grants to Urovant, to the extent Merck is legally able to do so, a non-exclusive, sublicensable, royalty-free license in the Territory under such issued patent for Urovant and its Affiliates and Sublicensees to conduct such Development, Manufacture, use, sale, offer for sale, export and/or import of such Licensed Compound(s) and Licensed Product(s), in the Territory.

2.3

No Non-Permitted Use. Except as provided by this Agreement during the Term: Urovant shall not Manufacture, produce, market, promote, distribute or sell any products, to the extent that any such activities would involve the use of any of the Merck Intellectual Property or any other Merck Confidential Information outside the scope of the licenses set forth in this Agreement.

2.4

Scope of Rights Granted. Without limiting the generality of Section 2.1, Urovant specifically acknowledges and agrees that the rights and licenses granted to Urovant hereunder are limited to the Licensed Compound and/or the Licensed Product in the Field within the Territory (and, outside the Territory, are limited to the Development and Manufacture of the Licensed Compound and/or the Licensed Product solely for the purposes of obtaining Regulatory Approvals or Commercialization in the Territory as provided in Section 2.1(b)). Neither Urovant, its Affiliates nor Sublicensees shall (and Urovant shall ensure that its Affiliates or Sublicensees shall not) Develop, Manufacture, Commercialize, market, distribute or solicit orders for the Licensed Product within or outside the Territory, except pursuant to this Agreement.

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2.5

Urovant’s Responsibilities. Urovant shall be responsible at its own expense for, and shall control, all aspects of, the Development, registration, Manufacture and Commercialization of the Licensed Compound and the Licensed Product in the Field in the Territory. Urovant shall be responsible at its own expense for, and shall control, all aspects of, the Development and Manufacture of the Licensed Compound and the Licensed Product in the Field in the Licensee Territory as permitted under this Agreement.

2.6

Sublicenses. Urovant may grant a sublicense of any of the rights and licenses granted to it by Merck under Sections 2.1 and 2.2 to its Affiliates or any Third Party without obtaining Merck’s prior written consent; [***]. Each agreement under which Urovant grants a sublicense under the license set forth in Sections 2.1 and 2.2 (“Sublicense Agreement”) shall be consistent with the terms and conditions of this Agreement. Urovant shall use commercially reasonable efforts to (a) procure the performance by any Sublicensee of the terms of each applicable Sublicense Agreement, and (b) ensure that any Sublicensee will comply with the applicable terms and conditions of this Agreement, including compliance with all Applicable Laws and ethical business practices. Urovant hereby guarantees the performance of its Sublicensees that are party to a Sublicense Agreement as permitted herein, and the grant of any such sublicense will not relieve Urovant of its obligations under this Agreement, except to the extent such obligations are satisfactorily performed by such Sublicensee.

Article 3 Transfer of Merck Know-How and Compound, and Licensee Data

3.1

Merck Know-How and Compound. As soon as practicably possible after the Effective Date but in no event later than ninety (90) days after the Effective Date, Merck will (i) provide Urovant with Merck Know-How listed in Schedule 1.56; and (ii) deliver to Urovant the Compound as set forth on Schedule 3.1.

(a)

Transfer of Materials. Merck shall make available for a one-time transfer to Urovant, at no cost, in a mutually agreed manner, the quantities of Compound and available working standards for the Compound, as set forth on Schedule 3.1. Such inventory shall only be used in preclinical and clinical work in accordance with the license grant in Section 2.1 and shall not be used for commercial purposes. For avoidance of doubt, any amounts of Compound transferred by Merck to Urovant under this Section 3.1 shall not be used by Urovant to Manufacture Licensed Product other than for use in preclinical and clinical work. Merck shall have no further obligation to make any further Compound inventory available to Urovant. Urovant acknowledges and agrees that, prior to use of the transferred Compound for preclinical and clinical work, Urovant shall conduct stability testing and testing to determine whether such Compound meets the Specifications, at Urovant’s own expense. Merck shall provide to Urovant the current certificate of analysis for the Compound that

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

exists as of the Effective Date, but shall not be obligated to re-test any batches of expired Compound. For the avoidance of doubt, Merck makes no representation or warranty that such Compound meets any of the Specifications, and any use of such Compound by Urovant shall not be subject to any claim for indemnification by Urovant under Section 13.1.

(b)

Shipping. Urovant shall be responsible for shipping cost from current warehousing location(s) where the Compound resides, and any applicable customs/duties. Applicable customs and duties will be determined based on a valuation of the quantity of the Compound performed by Merck and agreed by Urovant prior to shipping. The risk of loss from any casualty to the Compound, regardless of the cause, shall be transferred to Urovant upon delivery of the Compound to the shipper. In addition, Urovant shall cause the shipper to ensure that the Compound is stored and shipped in conditions that do not adversely effect the Compound’s stability and integrity.

(c)

Transfer Completion Notice. Merck shall issue to Urovant, in writing, a Transfer Completion Notice upon completion of Merck’s obligations under Section 3.1(a) above (the “Transfer Completion Notice”). Such Transfer Completion Notice shall be issued no later than [***] following the Effective Date (the “Transfer Completion Notice Date”). Urovant shall have [***] Business Days from Transfer Completion Notice Date to send confirmation in writing to Merck that Merck has effectively completed its obligations under Section 3.1(a) (the “Transfer Confirmation Notice”).

(d)

Technical Support. For a period not to exceed [***] from the receipt by Merck of Urovant’s Transfer Confirmation Notice (the “Follow-up Period”), Merck will provide Urovant with [***] Such technical support may, at Urovant’s request, include, without limitation, the following activities:

(i)	[***]

Merck will also make reasonable efforts to provide responses to written questions Urovant may reasonably raise as Urovant initiates process development, and completes and releases registration batches, to the extent that internal resources are available to answer any such written questions. For clarity, however, nothing herein requires Merck to provide assistance beyond the [***] period specified in this Section 3.1(d) (Technical Support).

(e)

Complete Transfer. The Parties acknowledge that Merck shall have completed its contractual obligations under this Agreement with respect to technical support upon the completion of the activities described in this Section 3.1.

(f)	Transfer of Merck Know-How. Merck shall provide Merck Know-How as described in Schedule 1.56 and the Regulatory Documentation in a single copy

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in electronic format only. Merck shall be responsible for all costs associated with transfer of Merck Know-How and Regulatory Documentation. For the avoidance of doubt, Merck shall have no obligation to provide the source documentation or any additional data, in any form, other than that provided within the Merck Know-How as listed in Schedule 1.56.

3.2

Licensee Data. Merck agrees to use reasonable efforts with Licensee to either (a) seek consent to disclose to Urovant, (b) enter into an agreement, either a three-way agreement between Merck, Licensee and Urovant, or a direct agreement between Licensee and Urovant; in each case of (a) or (b) to allow for Merck to provide to Urovant any data or reports received in final form provided by Licensee after the Effective Date to Merck related to Licensed Compounds, the Clinical Product, Licensed Products in connection with clinical studies, formulation work, manufacturing work, other testing work and regulatory activity; provided, however, in the event that any data or reports of Licensee are required by Urovant to either gain or maintain a Regulatory Approval, Merck shall provide such data or reports to Urovant. Failure of Merck to either obtain consent as described in subsection (a) above or enter into a definitive agreement as described in (b) above shall not be deemed to be a material breach under this Agreement.

Article 4 Development; Regulatory Approvals and Compliance with Applicable Laws

4.1

Development. Urovant shall be solely responsible for the Development, including all costs thereof, of the Licensed Compound and the Licensed Product in the Field in the Territory. The Parties agree that a development plan will be created and, as needed, updated by Urovant and will contain the planned Development activities for the Licensed Compound and Licensed Product in the Initial Field in the Territory through initial Marketing Authorization (the “Development Plan”), it being understood that Urovant shall control all aspects of and have final say with respect to the Development of Licensed Compound and Licensed Product. [***] It is understood and agreed that the Development Plan shall be for informational purposes only.

4.2

Commercially Reasonable Efforts. Urovant shall use Commercially Reasonable Efforts (itself or through one or more Affiliates or Sublicensees) to Develop, seek Marketing Authorization (as necessary) for, and Commercialize at least one Licensed Product for use in the Initial Field in (a) the United States, and (b) at least one country in the European Union. Without limiting the foregoing, Urovant agrees to undertake, subject to the requisite authorizations of the relevant Governmental Agencies, [***] The obligations of Urovant hereunder are expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Licensed Compound or Licensed Product, and any obligation of Urovant to Develop, Manufacture, seek to obtain Regulatory Approval for, or Commercialize any such Product may be delayed or suspended so long as in Urovant’s opinion, based on feedback from any Governmental Agency or a data monitoring committee formed to review the safety and efficacy of the Licensed Compound or Licensed Product, any such condition or event exists.

4.3

Regulatory Approvals. As between the Parties, Urovant shall be solely responsible for, in its sole discretion but consistent with its application of Commercially Reasonable Efforts, applying for, at its cost and expense, all required Regulatory Approvals from the

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applicable Governmental Agency for the Licensed Product in the Field in the Territory. Subject to Section 2.6, Urovant shall be the holder of all Regulatory Approvals for the Licensed Product in the Field in the Territory. For clarity, Merck (and its Affiliates) shall have no right to, and shall not, make any regulatory filings related to any Licensed Compound or Licensed Product or otherwise communicate or interact with any Government Agencies with respect to the Licensed Compounds or Licensed Products.

4.4

Regulatory Documentation. Subject to Section 3.1(g), as soon as practicably possible after the Effective Date but in no event later than [***] after the Effective Date, Merck will transfer and assign to Urovant all Regulatory Documentation in Merck’s possession or control (including, Subject to Section 8.3, the transfer to Urovant of a database that contains all relevant information regarding adverse events that have been observed during any clinical trials or studies with respect to the Compound prior to the Effective Date). Urovant shall, at its own costs and expenses, make and prepare any and all other regulatory documentation necessary for submission to the applicable Governmental Agency in the Territory for the Regulatory Approvals with the goal of obtaining at least one Marketing Authorization in the Territory. Upon completion of the activities outlined in Section 3.1(g), Merck shall be under no obligation to provide Urovant with regulatory assistance in fulfilling the necessary regulatory activities to achieve Marketing Authorization in the Territory. Notwithstanding anything in this Agreement to the contrary, during the Term and upon reasonable advance request by Urovant, Merck agrees, to the extent readily available, to provide, or otherwise provide access to Urovant with respect to, all raw data underlying or referenced in, any Regulatory Documentation, to the extent not provided as part of the transfer contemplated under Section 3.1(g) and this Section 4.4; provided, however, that if Merck is not able under Applicable Laws to provide access to Urovant to such raw data, and if such data is required or requested by any Governmental Agency, Merck shall provide such raw data to such Governmental Agency, upon request of Urovant; provided, further, that, to the extent available, Merck shall provide such raw data as-is, and is under no obligation to do any further analysis or computation with such data.

4.5

Interactions with Government Agencies. Urovant shall be solely responsible for interfacing, corresponding and meeting with the Governmental Agencies in the Territory with respect to the Licensed Product in the Field in the Territory.

4.6

Regulatory Approvals. Merck shall submit documentation to the FDA assigning and transferring [***] to Urovant within thirty (30) calendar days of the Effective Date. Once such IND has been transferred, Urovant shall be solely responsible for maintaining all Regulatory Approvals for the Licensed Product in the Field in the Territory, and shall maintain such Regulatory Approvals in a manner consistent with the Applicable Laws in the Territory during the Term.

Article 5 Commercialization

5.1	Commercially Reasonable Efforts. Following obtaining Marketing Authorization in a given country, and subject to the terms and conditions of this Agreement, Urovant shall

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(at its sole cost and expense) use Commercially Reasonable Efforts to Commercialize the Licensed Product, and maximize the value of the Licensed Product in the Field in the Territory during the Term.

5.2

Urovant’s Commercialization Scope. Neither Urovant nor any of its Affiliates shall seek or solicit, or enter into any arrangements to seek or solicit by way of Third Parties or otherwise, customers for the Licensed Product in the Licensee Territory during the Term.

5.3

Merck’s Commercialization Scope. Neither Merck nor any of its Affiliates shall seek or solicit, or enter into any arrangements to seek or solicit by way of the Third Parties or otherwise, customers for the Licensed Product inside the Territory during the Term.

5.4

Post-Commercialization Trials. For clarity, Urovant shall be responsible, at its sole cost and expense and its discretion, for supporting any post-Commercialization trials such as “Phase IV clinical trials” and observational studies, as well as any investigator sponsored studies conducted with Licensed Products.

5.5

Commercialization. Urovant shall give Merck prior written notice of at least [***] days of its intent to file a Marketing Authorization in a specific country or region for the Licensed Product and, at that time, shall further provide Merck with the anticipated date of First Commercial Sale for the Licensed Product in the country of filing. Urovant shall promptly provide Merck with notice of the granting of any Marketing Authorization of Licensed Product.

5.6

Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. Each Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction. Upon the bankruptcy of either Party, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, which, if not already in its possession, shall be promptly delivered to such other Party, unless the Party in bankruptcy elects to continue, and continues, to perform all of its obligations under this Agreement.

Article 6 Consideration and Reporting

6.1

Initial Payment. In consideration for the rights and licenses granted by Merck to Urovant hereunder, Urovant shall pay to Merck a one-time, non-refundable, non-creditable upfront payment of twenty-five million US dollars ($25,000,000), which shall be due within [***] days of the Effective Date (the “Initial Payment”).

6.2

Milestone Payments. Subject to the terms and conditions of this Agreement and in further consideration for the rights and licenses granted by Merck to Urovant hereunder, Urovant shall pay to Merck the following milestone payments for the first Licensed Compound (or Licensed Product, as applicable) for which Urovant achieves the following milestone events during the Term (collectively, the “Milestone Payments”):

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(a)	[***]

(b)

Urovant shall notify Merck in writing within [***] days after the achievement of each such milestone event by Urovant, its Affiliates or a Sublicensee giving rise to a payment obligation under this Section 6.2 and Urovant shall pay Merck the indicated amount no later than [***] days after receipt of an invoice from Merck. For clarity, each of the milestone payments set forth in this Section 6.2 shall be made only once and upon the first occurrence of such event, regardless of the number of Licensed Products that achieve the applicable milestone event. Notwithstanding the foregoing, in the event that the approval of the Marketing Authorization which would otherwise trigger [***]

6.3

Royalties. In consideration for the rights and licenses granted by Merck to Urovant hereunder, Urovant shall pay to Merck royalties on Net Sales of each Licensed Product as follows under either Section 6.3 (a) or (b), as applicable, during the Royalty Term:

(a)

Exclusivity Royalty Rates. On a Licensed Product-by-Licensed Product basis, and subject to the terms and conditions of this Agreement, during the Royalty Term, Urovant shall pay to Merck royalties on Net Sales made by Urovant, its Affiliates or Sublicensees of such Licensed Product in the Field in the Territory commencing upon the First Commercial Sale of the Licensed Product in the Field in the Territory, at tiered rates set forth as follows, subject to Section 6.3(b):

(i)	[***]

(b)

Know-How Royalty Rates. On a Licensed Product-by-Licensed Product basis, and subject to the terms and conditions of this Agreement, during the Royalty Term, Urovant shall pay to Merck royalties on Net Sales made by Urovant, its Affiliates or Sublicensees of a Licensed Product in the Field in a given country in the Territory that is not either (i) covered by an Enforceable Claim of a Merck Patent Right in such country, or (ii) subject to the protection of any data or market exclusivity associated with the Marketing Authorization (or equivalent) of the Licensed Product in the Territory and/or in such country (each, a “Know-How Product”) commencing upon the First Commercial Sale of the Licensed Product in the Field in the Territory at a rate equal to [***] of the tiered rates set forth in Section 6.3(a) above.

6.4	[***]

6.5

Third Party Royalty Offsets. In the event that during the term in which an Enforceable Claim of a Third Party Patent Right exists with respect to a given country, and Urovant (a) has entered into any agreement with such Third Party to obtain a license to such Third Party Patent Rights in the absence of which the composition of matter, manufacturing process transferred by Merck to Urovant under this Agreement, or sale or utility of a

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Licensed Product would infringe such Third Party Patent Rights in such country (each, a “Required Third Party Agreement”) and (b) makes royalty payments under such Required Third Party Agreement, then the royalties due to Merck pursuant to Section 6.3(a) or (b), as the case may be, above for such affected Licensed Product in such country may be reduced by [***] of the amount of the royalty payments required under such Required Third Party Agreements with respect to such country; provided, that any such reductions shall in no event reduce the royalty for any such Licensed Product in any such country payable pursuant to Section 6.3 by more than [***] of the amount otherwise owed at such time under Section 6.3(a) or (b), as the case may be.

6.6

Generic Products. In the event that during the Royalty Term, one or more Generic Product(s) is/are sold in a given country, and such Generic Product(s) attain, in the aggregate among all such Generic Products, on a Calendar Quarter basis a market share (which market share shall be calculated as [***], then the royalty rate to be paid by Urovant on Net Sales in that country for the applicable Licensed Product under Section 6.3(a) or (b), as the case may be, shall thereafter during the Royalty Term be reduced by [***] in such country of the amount otherwise owed at such time under Section 6.3(a) or (b), as the case may be.

6.7	Reports; Payment of Royalty; Payment Exchange Rate and Currency Conversion

(a)

Royalties Paid Quarterly. Within sixty (60) calendar days following the end of each Calendar Quarter, following the First Commercial Sale of a Licensed Product, Licensee shall furnish to Merck a written report for the Calendar Quarter showing the Net Sales of each Licensed Product sold by Licensee, its Affiliates and its Sublicensees in the Territory during such Calendar Quarter and the royalties payable under this Agreement for such Calendar Quarter. Such written report shall include (and in the case of Sublicensees, where obtainable from them) the gross sales of each Licensed Product in the territory, an itemized calculation of any deductions taken from such gross sales to arrive at Net Sales for the applicable Calendar Quarter, and the calculation of the amount of royalty payment due on such Net Sales. Simultaneously with the submission of the written report, Licensee shall pay to Merck the royalty due for such Calendar Quarter calculated in accordance with this Agreement.

(b)

Method of Payment. All payments to be made by Urovant to Merck pursuant to Sections 6.1, 6.2 and 6.3 shall be paid in US Dollars, by wire transfer to a bank account designated by Merck, pursuant to instructions of Merck, as designated from time to time at least ten (10) Business Days prior to the date payment is due. The rate of exchange to be used in any such conversion from the currency in the country where such Net Sales are made shall be the rate of exchange published in the Wall Street Journal (US edition) on the last business day of the Calendar Quarter in which such Net Sales are calculated.

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6.8	Maintenance of Records; Audits

(a)

Record keeping by Urovant. Urovant and its Affiliates shall maintain complete and accurate books and records of account, in accordance with generally accepted accounting principles in the United States, of all transactions and other business activities under this Agreement, sufficient to confirm the accuracy of all reports and invoices furnished by a Party to the other Party under this Agreement, and all payments by a Party to the other Party under this Agreement. Upon reasonable written notice to a Party, but no more often than once per Fiscal Year, such Party shall permit, and shall cause its Affiliates to permit, an independent certified public accounting firm of national standing designated by the other Party and accepted by such Party (such acceptance not to be unreasonably withheld) to audit such books and records of account of such Party and its Affiliates until three (3) years after the expiration of such Party’s payment obligation, in order to confirm the accuracy and completeness of any report made under this Section 6.8(a). Prior to each such audit, such independent certified public accounting firm shall execute a confidentiality agreement that is reasonably acceptable to Urovant. The independent certified public accounting firm shall disclose to the Party requesting the audit only whether the audited reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to the Party requesting the audit.

(b)

Underpayments/Overpayments. If such independent certified public accounting firm correctly concludes that additional royalties were owed during such period, Urovant shall pay such additional royalties within thirty (30) days of the date Merck delivers to Urovant such accounting firm’s written report. If such underpayment exceeds both [***], then the reasonable fees charged by such independent certified public accounting firm for the work associated with such underpayment audit shall be paid by Urovant. For clarity, in all other circumstances the fees charged by such independent certified public accounting firm for the work associated with such underpayment audit shall be paid by Merck. Any overpayments by Urovant will be credited against future royalty obligations owed under Section 6.3.

(c)

Record Keeping by Sublicensee. Urovant shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to Urovant, to keep and maintain records of sales made pursuant to such sublicense, and to grant access to such records by Merck’s independent certified public accounting firm to the same extent required of Urovant under this Agreement.

(d)

Confidentiality. Merck shall treat all financial information subject to review under this Section 6.8, or under any Sublicense Agreement, in accordance with the confidentiality provisions of Article 11 of this Agreement, and shall cause its independent certified public accounting firm to enter into an acceptable confidentiality agreement with Urovant obligating such independent certified public accounting firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

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6.9	Late Payments. Any amount owed by Urovant to Merck under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the rate of [***].

6.10

Tax. Any taxes, levies or other duties (“Taxes”) paid or required to be withheld under the appropriate local tax laws by one of the Parties (“Withholding Party”) on account of monies payable to the other Party under this Agreement shall be deducted from the amount of monies otherwise payable to the other Party under this Agreement. The Withholding Party shall secure and send to the other Party within a reasonable period of time proof of any such Taxes paid or required to be withheld by the Withholding Party for the benefit of the other Party. The Parties shall cooperate reasonably with each other to ensure that any amounts required to be withheld by either Party are reduced in amount to the fullest extent permitted by the Applicable Laws.

6.11

Cooperation. The Parties shall cooperate to develop a system of reporting and payments as well as a reporting form which identifies with reasonable specificity the basis and calculation thereunder for any payment, currency or other adjustments made or required to be made hereunder.

6.12

Reporting of Merck Financial Information. From and after the Effective Date, upon [***] days’ notice to Merck, in the event that Urovant is required to produce “carve out” financial statements (historical or pro forma) related to the Licensed Compounds or Licensed Products to be included in any securities filing made by Urovant or any of its Affiliates under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation S-X, Merck shall provide such financial information as is required by Urovant to comply with Rule 3-05 and 8-02 of Regulation S-X or otherwise cooperate with Urovant or its Affiliates and their respective accountants and auditors as Urovant may reasonably request in connection with the preparation of such “carve out” financial statements. Such financial statements shall be derived from Merck’s historical financial statements, and accurately present in all material respects the financial position of the Licensed Compounds and Licensed Products as of the dates thereof. Merck hereby consents to the inclusion or incorporation by reference of any financial statements provided to Urovant under this Section 6.12 in any filing by Urovant or its Affiliates with the SEC and, upon request therefor of Urovant, agrees to request that any auditor of Merck that audits any financial statements provided to Urovant or its Affiliates under this Section 6.12 consent to the inclusion or incorporation by reference of its audit opinion with respect to such financial statements in any filing by Urovant or its Affiliates with the SEC. [***]

Article 7 Recalls

Urovant shall maintain, or cause its Sublicensees to maintain, an effective system for the collection, review, assessment, tracking and regulatory submission of the product quality

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complaint and recall of the Licensed Product in the Territory during the Term. In the event that any Governmental Agency requests Urovant, its Affiliates or Sublicensees to recall the Licensed Product in the Territory, or Urovant believes any event may require the necessity of initiating a recall of the Licensed Product in the Territory, Urovant shall notify Merck of such request or event within one (1) business day after Urovant becomes aware of the request or the event. The Parties shall consult prior to initiating a recall or withdrawal of the Licensed Product in the Territory; provided, however, that the final decision as to whether to recall or withdraw the Licensed Product in the Territory shall be made by Urovant. Urovant shall be responsible for conducting such recalls or taking such other necessary remedial actions at its sole expense.

Article 8 Pharmacovigilance

8.1

Adverse Events. With respect to adverse experience associated with the Licensed Product in the Field in the Territory, after the Effective Date, Urovant shall be solely responsible for the collection, review, assessment, tracking and regulatory submission of the adverse experience in the Territory, in accordance with the Applicable Laws governing the adverse experience in the Territory.

8.2

Legacy Safety Data. As soon as possible after the Effective Date, Merck shall provide Urovant with an electronic copy of the CIOMS I forms of all legacy data of adverse events within Merck’s safety database with respect to the Licensed Product that is within Merck’s possession, for inclusion in Urovant’s safety database for the Licensed Product; provided, that until such time as Urovant executes a safety agreement with Licensee referencing the Licensed Product, Merck shall promptly provide Urovant with any CIOMS I received or generated by Merck referencing the Licensed Product following the Effective Date.

8.3

Global Safety Database. [***] after the Effective Date, or sooner if agreed between the Parties, Merck shall transfer the global safety database holder for Licensed Product to Urovant and, thereafter, Urovant will maintain the global safety database pursuant to its own policy. Urovant will discuss and execute a safety agreement with Licensee referencing the Licensed Product.

Article 9 Intellectual Property

9.1	Ownership of Urovant Intellectual Property. Merck and Urovant hereby acknowledge that, as between Merck and Urovant,

(a)

All rights, title and interest in or to the Merck Intellectual Property shall remain in the possession or Control of Merck, and Urovant shall acquire no rights, title or interest whatsoever in or to the Merck Intellectual Property, except as specifically provided in this Agreement, including the licenses granted herein. Without limiting the generality of this Section 9.1(a), Urovant shall not utilize any Merck Intellectual Property for any purpose whatsoever, except as specifically authorized in this Agreement.

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(b)

All rights, title and interest in or to the Urovant Intellectual Property shall remain in the possession or Control of Urovant, and Merck shall acquire no rights, title or interest whatsoever in or to the Urovant Intellectual Property. Without limiting the generality of this Section 9.1(b), Merck shall not utilize any Urovant Intellectual Property for any purpose whatsoever, except as specifically authorized in this Agreement.

9.2

Inventorship. Inventorship and ownership of the Inventions shall be determined in accordance with the rules of inventorship under US patent law. In the event of a dispute regarding inventorship, the Parties shall establish a procedure to resolve such dispute, which may include engaging independent Third Party patent attorneys jointly selected by the Parties to resolve such dispute.

9.3

Prosecution and Maintenance of Merck Patent Rights. Beginning on the Effective Date, Urovant shall have the first right, at its expense, to undertake to file, prosecute and maintain the patent estate and/or other intellectual property rights with respect to the Merck Patent Rights in the Territory. In connection therewith, Merck shall execute such documents and perform such ministerial acts as may be reasonably necessary for Urovant to continue such prosecution or maintenance of the Merck Patent Rights. To the extent Urovant elects not to so prosecute or maintain any Merck Patent Rights, Urovant shall provide Merck with at least [***] days prior notice and Merck shall have the right, at its sole expense, to assume responsibility for such Merck Patent Rights (and Urovant shall have no further obligations in connection therewith). Urovant shall provide Merck with a summary of the prosecution and maintenance activity relating to the Merck Patent Rights on an annual basis. In addition, upon Merck’s reasonable request, Urovant shall meet with Merck, not more than once per Calendar Year, to discuss any updates to such prosecution and maintenance activity.

9.4

Prosecution of Urovant Patent Rights. Urovant shall, at its sole discretion and authority, and at its sole expense, undertake to file, prosecute and maintain the patent estate and/or other intellectual property rights with respect to the Urovant Inventions and the Urovant Patent Rights.

9.5

Patent Term Restoration. Urovant shall have the right to decide for which, if any, of the Patent Rights within the Merck Patent Rights Urovant should seek patent term extensions in the Territory. Urovant shall be responsible for applying for the patent term extension, unless, with respect to the Merck Patent Rights, the applicable patent authority requires Merck to file such application; in such event, Merck shall cooperate with Urovant and shall apply for the patent term extension. Urovant shall provide Merck with a summary of the patent term extensions in the Territory Urovant has elected, in its discretion, to pursue relating to the Patent Rights within the Merck Patent Rights, within [***] days of the end of each Calendar Quarter in which Urovant makes such application for patent term extension.

9.6	Interference, Derivation, Opposition, Reissue, Reexamination and Post Grant Review Proceedings. Any Party shall, within [***] business days of learning of any

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request for, or filing or declaration of, any interference, derivation, opposition, reexamination, or post grant review (or similar administrative proceedings) or notice from a Third Party indicating the possibility of any such action relating to any Merck Patent Right, inform the other Party of such event. Urovant shall have the first right to control the defense of such action at its own expense, and shall permit Merck to participate in the proceeding to the extent permissible under Applicable Laws, and to be represented by its own counsel in such proceeding, at Merck’s expense. If Urovant decides that it does not wish to defend against such action, then Merck will have a backup right to assume defense of such action at Merck’s expense. Urovant shall not initiate any interference, derivation, reissue, or reexamination proceeding (or similar administrative proceedings) relating to any Merck Patent Right, or seek correction of a patent within the Merck Patent Rights, without the prior written consent of Merck, which consent shall not be unreasonably withheld, delayed or conditioned. In connection with any interference, derivation, opposition, reissue, reexamination, or post grant review proceeding (or similar administrative proceedings) or correction relating to Merck Patent Rights, Merck and Urovant will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Urovant shall keep Merck reasonably informed of developments in any such action or proceeding, including, to the extent permissible by law, the status of any settlement negotiations and the terms of any offer related thereto. Urovant agrees to consult with Merck, and will obtain Merck’s consent prior to entering in any settlement agreement, such consent not be unreasonably withheld, conditioned or delayed.

9.7	Infringement by Third Party

(a)

Each Party shall promptly furnish the other Party with written notice of any and all existing, alleged, or threatened infringements and other unauthorized uses by any Third Party of any of the Merck Intellectual Property that come to the attention of such Party during the Term, and will provide all information in such Party’s possession related to such infringement.

Urovant shall have the first right to take all actions in the courts, administrative agencies or otherwise to prevent or enjoin any and all such infringements and other unauthorized uses of the Merck Intellectual Property, and may retain any settlement payment, award, damage or other remuneration obtained through such actions (it being understood that any such award, after deduction of expenses, shall be deemed Net Sales in the period in which received), and Merck shall take no action with respect to any such infringement or other unauthorized use of the Merck Intellectual Property outside the scope of this Section 9.7(a); provided, however, that Urovant shall first consult with and seek Merck’s consent prior to entering into any settlement agreement in connection with Merck’s Intellectual Property, such consent not be unreasonably withheld, conditioned or delayed.

Merck shall provide Urovant, at Urovant’s expense, with such assistance and access to information as Urovant shall reasonably request in connection with any actions to prevent or enjoin any such infringement or other unauthorized use of any of the Merck Intellectual Property or the Urovant Intellectual Property, as the case may be.

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(b)

If Urovant does not take action in order to prevent or enjoin any and all such infringements and other unauthorized uses of the Merck Intellectual Property within thirty (30) days after receipt of the information concerning the infringement or other unauthorized use, Merck shall, at its own expense, have the right, but not obligation, to take all actions to prevent or enjoin such infringement and other unauthorized uses and may retain any settlement payment, award, damage or other remuneration obtained by such actions.

9.8	Infringement of Third Party Patent Rights

(a)

In the event that a Third Party institutes an action, suit or proceeding against Merck, Urovant, or their respective Affiliates, alleging that (i) the Development and/or Commercialization of the Licensed Product in the Field infringes one (1) or more Patent Rights or other intellectual property rights held by such Third Party or (ii) the Manufacturing of the Licensed Product infringes one (1) or more Patent Rights or other intellectual property rights held by such Third Party (in each case of (i) and (ii) “Third Party Patent Rights”), then Urovant shall have the right to assume direction and control of the defense of such action, suit or proceeding, including the right to settle any such action, suit or proceeding at its sole cost and expense. Urovant shall not settle any such action, suit or proceeding in a manner that would impose any restrictions on its ability to Develop and Commercialize the Licensed Product in the Field in the Territory without the prior written consent of Merck, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)

If Urovant fails to assume such direction and control within the earlier of (i) [***] calendar days after service of the complaint in such action, suit or proceeding or (ii) [***] calendar days prior to any date any answer or other response is due in connection with any such action, suit, or proceeding (after any permitted extensions) or fails to diligently continue such direction and control thereafter, Merck shall have the right to assume direction and control thereto, at its cost and expense. [***].

(c)

If Urovant assumes direction and control of the defense of such Third Party Patent Rights claim, if Merck is a named defendant in such action, Merck shall have the right to participate fully in all aspects of the litigation, to the extent permissible by law, at its own cost and expense.

9.9

Abandonment. Urovant shall promptly give written notice to Merck of the grant, lapse, revocation, surrender, invalidation or abandonment of any Merck Patent Rights licensed to Urovant for which Urovant is responsible for the prosecution and maintenance under this Agreement. If any actions might be taken to reinstate any Merck Patent Rights that have lapsed, been revoked, surrendered, invalidated or abandoned, Merck may, at

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Merck’s own expense, take such actions to attempt to reinstate such Merck Patent Rights; provided, however, that in the event such abandonment or lapse of such Merck Patent Rights was a result of Urovant’s failure to provide proper notice to Merck pursuant to Section 9.3, and Merck wishes to reinstate such Merck Patent Rights, then Urovant shall bear the cost of the reinstatement.

9.10

No Challenge of Validity of Patent. Urovant hereby agrees that in the event that it, or any of its Affiliates, challenges the validity of any patent application or patent within the Merck Patent Rights, Merck may, in its sole discretion, terminate Urovant’s license under this Agreement to such patent application or patent. Urovant also agrees that it shall include in any sublicense agreement a provision that requires that, upon challenge of the Merck Patent Rights by such Sublicensee, Urovant shall have the right to terminate such sublicense.

Article 10 Licensed Product Trademark

Trademark Choice. Urovant shall have the right to market the Licensed Products in the Field in the Territory under the trademarks of its choice (any such trademarks, the “Licensed Product Trademarks”), and all goodwill associated therewith will inure to the benefit of Urovant. Upon termination of this Agreement, upon the request of Merck, Urovant shall assign, transfer and convey all of its rights in the Licensed Product Trademarks, domain names containing such Licensed Product Trademarks, to Merck or its designated assignee; provided, however, that this provision shall not apply to any trademarks including the name of Urovant or any of its Affiliates.

Article 11 Confidentiality and Publication

11.1

Confidential Information. All Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall neither be disclosed to any Third Party nor used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except as provided in Section 11.2, and except to the extent that such Confidential Information:

(a)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b)	is properly in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

(c)	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

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(d)	is developed by the receiving Party independently of the Confidential Information received from the disclosing Party, as documented by the receiving Party’s business records.

11.2

Disclosure of Confidential Information. Each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary:

(a)

to be disclosed by Urovant to its Affiliates, Sublicensees, agents, consultants, and/or other Third Parties in the ordinary course of business in accordance with this Agreement (including the exercise of licenses granted to Merck hereunder), either inside or outside the Territory for the Development or Manufacture of the Licensed Compounds and/or the Licensed Products inside and outside the Territory, and/or the Commercialization of the Licensed Products in the Territory (or for such persons to determine their interest in performing such activities) in accordance with this Agreement, on the condition that such Affiliates and/or Third Parties agree to be bound by the confidentiality and non-use obligations contained in this Agreement; provided, that the term of confidentiality for such Affiliates and/or Third Parties shall be no less than [***].

(b)

to be disclosed by Merck or its Affiliates to the Licensee, or Licensee’s agents, consultants, and/or sublicensees for the Development of the Licensed Compound and/or the Licensed Product inside and outside the Territory, Manufacturing of the Licensed Compound and/or the Licensed Product inside and outside the Licensee Territory and/or the Commercialization of the Licensed Product outside the Licensee Territory (or for such persons to determine their interest in performing such activities) in accordance with this Agreement, on the condition that Licensee and/or such Third Parties agree to be bound by the confidentiality and non-use obligations contained in this Agreement; provided, that that the term of confidentiality for Licensee, such Affiliates and/or Third Parties shall be no less than [***]; and

(c)

to be disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical studies or to market the Licensed Products, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations, and all reasonable steps shall be taken to protect the confidentiality of such Confidential Information.

11.3

Disclosure by Law. If the receiving Party is required by judicial or administrative process or Applicable Laws to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 11, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. The Confidential Information that is disclosed by judicial or administrative process or Applicable Laws shall remain otherwise subject to the confidentiality and non-use provisions of this Article 11, and the Party disclosing the Confidential Information pursuant to judicial or

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administrative process or Applicable Laws shall, except where impracticable or legally impossible, take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information. Both Parties shall require their respective directors, officers and employees to whom the Confidential Information is disclosed to undertake confidentiality and non-use obligations consistent with the terms of this provision.

11.4	Publication. Merck shall not publish nor otherwise publicly disclose any data or results regarding the Licensed Compound or any Licensed Product without the prior written consent of Urovant. [***]

11.5

Unauthorized Use or Disclosure. In the event of any unauthorized use or disclosure by one Party of any of the other Party’s Confidential Information, the other Party shall be entitled to preliminary and permanent injunctive relief, as provided under Applicable Laws, to prevent or enjoin any such unauthorized use or disclosure of any of its Confidential Information. In addition, in the event of any such unauthorized use or disclosure of any Confidential Information, the Party making such unauthorized use or disclosure shall be liable for, and the other Party shall be entitled to recover all damages for, all harm suffered or incurred as a result of any such unauthorized use or disclosure of any such Confidential Information.

11.6

Written Consent. No disclosure of the existence of, or the terms of, this Agreement may be made by either Party, and no Party shall use or distribute the name, trademark, trade name or logo of the other Party or its employees in any publicity, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Laws, the rules of any stock exchange or judicial or administrative process or except in connection with any legal action, suit or proceedings, arising out of or relating to this Agreement; provided, however, that either of Merck or Urovant may disclose the terms of this Agreement in confidence to one or more Third Parties and/or their professional advisors in connection with a proposed financing, spin-off, joint venture, divestiture, or merger or other similar transaction involving all, or substantially all, of the assets or business of the disclosing Party to which this Agreement relates, both (a) without the written consent of the other Party and (b) under a signed confidentiality agreement between the disclosing Party and such Third Parties and/or their professional advisors with respect to such information on terms which are substantially the same as and no less restrictive than those contained in this Article 11. Notwithstanding the above, each Party and its Affiliates may disclose on its website and in its promotional materials that the other Party is a development partner of such Party for the Products and may utilize the other Party’s name and logo in conjunction with such disclosure, without obtaining the other Party’s consent. In addition, each Party may disclose the terms of this Agreement if such disclosure is necessary to enforce its rights under this Agreement against the other Party or to seek remedies for breach by the other Party of this Agreement.

11.7	No Publicity. A Party may not use the name of the other Party in any publicity or advertising and may not issue a press release or otherwise publicize or disclose any

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information related to the existence of this Agreement or the terms or conditions herein, except (a) on the advice of its counsel as required by law (e.g., any SEC filings and disclosures); provided, that the disclosing Party has consulted with the other Party to the extent feasible prior to such disclosure with respect to the substance of the disclosure; or (b) as consented to in advance by the other Party in writing. The Parties shall agree on a form of initial press release that may be used by either Party on an ongoing basis to describe this Agreement. Licensee shall provide Merck with reasonable advance written notice of any press release or other public disclosure of the results of any of its work on Licensed Compounds or Licensed Products under this Agreement, to the extent practical. Disclosure of Confidential Information either for which consent has previously been obtained (including the contents of any press release set forth in this Section 11.7) or which has previously been disclosed publicly will not require additional advance approval.

11.8

Survival. The Parties’ respective obligations under this Article 11, with respect to the protection of the Parties’ Confidential Information, shall survive the expiration or termination of this Agreement for any reason whatsoever, for a period of ten (10) years after such expiration or termination.

Article 12 Representations, Warranties and Liabilities

12.1	Merck hereby represents and warrants to Urovant that:

(a)

it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted under Article 2, and the execution and delivery by Merck of this Agreement and the performance by Merck of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of Merck;

(b)

this Agreement constitutes legal, valid and binding obligations of Merck, enforceable against Merck in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally;

(c)

the execution, delivery and performance of this Agreement do not and will not conflict with or result in a breach of or constitute a default under any indenture, instrument, agreement or documents to which Merck or its Affiliates is a party or by which any of its assets or properties are bound;

(d)

the Merck Patent Rights set forth on Schedule 1.55 constitute all intellectual property owned or otherwise controlled (through license or otherwise) by Merck (or any of its Affiliates) that is necessary to Develop, Manufacture, sell or use the Compound, the Merck Intellectual Property exists, and to the best of its knowledge as of the Effective Date, the Merck Patent Rights are not invalid or unenforceable in the Territory, in whole or in part;

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(e)

it has not licensed, assigned, transferred, conveyed or otherwise encumbered to any Third Party its right, title and interest in the Merck Intellectual Property in any manner inconsistent with the rights and licenses granted to Urovant under this Agreement, and will not license, assign, transfer, convey or otherwise encumber to any Third Party its right, title and interest in the Merck Intellectual Property in any manner inconsistent with the rights and licenses granted to Urovant under this Agreement;

(f)	it, or its Affiliates, has the right to grant exclusive rights and licenses under the Merck Patent Rights in the Territory in the manner set forth in Section 2.1;

(g)

it is the sole and exclusive owner of the Merck Intellectual Property, and to the best of its knowledge as of the Effective Date, the Merck Intellectual Property in the Territory is free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership or other rights whatsoever with respect to the Merck Intellectual Property in the Territory;

(h)

to the best of its knowledge as of the Effective Date, there are no claims, judgments or settlements against or owed by Merck, or pending or threatened claims or litigation, relating to the Merck Intellectual Property in the Territory;

(i)	to the best of Merck’s knowledge, there is no unauthorized use, infringement or misappropriation of any Merck Intellectual Property;

(j)

to the best of its knowledge as of the Effective Date, there are no Patent Rights, trademark rights, trade secrets or other intellectual property rights owned or controlled by a Third Party that would be infringed or misappropriated by the Manufacture, promotion, marketing, sale, offer for sale, import, export or use of the Licensed Compound and/or the Licensed Product in the Territory, and neither Merck nor any of its Affiliates has received any written claim relating to any such infringement or misappropriation or of any need for a license;

(k)	it has the right to disclose to Urovant the Merck Intellectual Property; and

(l)	the license agreement with Licensee is in full force and effect.

12.2	Urovant hereby represents and warrants to Merck that:

(a)

it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted under Article 2, and execution and delivery by Urovant of this Agreement and the performance by Urovant of the transactions contemplated hereby have been duly authorized by all necessary corporate actions of Urovant;

(b)

this Agreement constitutes legal, valid and binding obligations of Urovant, enforceable against Urovant in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally; and

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(c)

the execution, delivery and performance of this Agreement do not and will not conflict with or result in a breach of or constitute a default under any indenture, instrument, agreement or documents to which Urovant or its Affiliates is a party or by which any of its assets or properties are bound.

12.3

WITHOUT PREJUDICE TO THIS ARTICLE 12, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

12.4

EXCEPT FOR EACH PARTY’S LIABILITY FOR BREACH OF THE OBLIGATIONS WITH RESPECT TO THE OTHER PARTY’S CONFIDENTIAL INFORMATION AS PROVIDED IN ARTICLE 11, EACH PARTY’S INDEMNIFICATION OBLIGATIONS AS PROVIDED IN ARTICLE 13, AND EACH PARTY’S LIABILITY ARISING FROM ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY HERETO FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST SALES OR LOSS OF GOODWILL, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

Article 13 Indemnification and Insurance

13.1

Indemnification by Merck. Merck shall defend, indemnify and hold Urovant, its Affiliates and Sublicensees, and their respective officers, directors, shareholders, employees, agents and representatives (“Urovant Indemnitees”) harmless against any and all losses, damages, liabilities, expenses and costs, including reasonable attorneys’ fees (“Losses”) which the Urovant Indemnitees may become subject to as a result of any and all claims, suits, actions or proceedings, by any Third Party (“Claims”) arising from, related to, or attributable to (a) the breach of any of Merck’s representations, warranties and covenants contained in Section 12.1 of this Agreement, or the breach of any other agreements or undertakings of Merck in this Agreement and other related agreements, (b) the negligence or willful misconduct on the part of Merck (or any of its Affiliates or Licensees), or any officer, director, employee, agent or representative of Merck (or its Affiliates or Licensees) to the extent that any Losses are not the result of the negligence or willful misconduct of Urovant Indemnitees. In the event that Urovant is subject to any Claims that are within the scope of Merck’s indemnification obligation under this Section 13.1: (x) Urovant shall furnish Merck with written notice of any such Claim [***] days of the date on which Urovant receives notice thereof; (yi) Merck shall be solely responsible for the investigation, defense, settlement and discharge of such Claim; and (z) Urovant shall furnish Merck with all assistance reasonably requested by Merck in connection with the investigation, defense, settlement and discharge of such Claim. Urovant’s failure to

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perform any of its obligations under this Section 13.1 shall not be deemed to constitute a breach by Urovant of this Agreement, and shall not relieve Merck of its indemnification obligation hereunder, unless Merck does not receive timely notice of such Claim, or Merck’s ability to defend and/or settle such Claim is otherwise materially impaired by Urovant’s failure hereunder, in which case Merck shall not be required to indemnify Urovant Indemnitees hereunder.

13.2

Indemnification by Urovant. Urovant shall defend, indemnify and hold Merck, its Affiliates and Licensees and their respective officers, directors, shareholders, employees, agents and representatives (“Merck Indemnitees”) harmless against any and all Losses which the Merck Indemnitees may become subject to as a result of the Claims arising from, related to, or attributable to (a) the breach of any of Urovant’s representations, warranties and covenants contained in Section 12.2 of this Agreement, or the breach of any other agreements or undertakings of Urovant in this Agreement and other related agreements, (b) the Development and Commercialization or other disposition of the Licensed Compound or Licensed Product by Urovant, and (c) the negligence or willful misconduct on the part of Urovant (or any of its Affiliates or Sublicensees), or any officer, director, employee, agent or representative of Urovant (or any of its Affiliates or Sublicensees) to the extent that any Losses are not the result of the negligence or willful misconduct of Merck Indemnitees. In the event that Merck is subject to any Claims that are within the scope of Urovant’s indemnification obligation under this Section 13.2: (x) Merck shall provide Urovant with written notice of any such Claim within [***] days after Merck receives notice of such Claim; (y) Urovant shall be solely responsible for the investigation, defense, settlement and discharge of such Claim; and (z) Merck shall provide Urovant with such assistance as Urovant shall reasonably request in connection with the investigation, defense, settlement and discharge of such Claim. Merck’s failure to perform any of its obligations under this Section 13.2 shall not be deemed to constitute a breach by Merck of this Agreement, and shall not relieve Urovant of its indemnification obligation hereunder, unless Urovant does not receive timely notice of such Claim, or Urovant’s ability to defend and/or settle such Claim is otherwise materially impaired by Merck’s failure hereunder, in which case Urovant shall not be required to indemnify Merck Indemnitees hereunder.

13.3

Other Claims. In the event that any Losses arise as a result of any claim, suit, action or proceeding by any Third Party relating to this Agreement that is not attributable to either Merck’s indemnity contained in Section 13.1 or Urovant’s indemnity contained in Section 13.2 (“Other Claim”), then to the extent (and only to the extent) that such Other Claim is not covered in full by Urovant’s insurance or Merck’s insurance pursuant to Section 13.4, or if responsibility is not otherwise allocated pursuant to the terms of this Agreement, then Losses for such Other Claim shall be equally shared by the Parties. The Parties expressly agree that in the event that an Other Claim is covered in full by either Party’s insurance, then the insurance proceeds received as a result of such Other Claim shall be shared by the Parties in proportion to the Losses incurred by each Party.

13.4	Insurance. Each Party shall, at its sole cost and expense, obtain no later than the First Commercial Sale, and shall maintain in full force and effect during the Term and

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thereafter in accordance with Section 13.5, commercial general liability insurance, which shall provide product liability coverage which complies with all Applicable Laws of the Territory of such First Commercial Sale, and provides for minimum loss coverage of at least equal to the insurance coverage maintained by each Party with respect to its proprietary pharmaceutical products. Each Party hereby specifically acknowledges and agrees that this Section 13.4 shall not be construed to create any limit on its liability hereunder and/or indemnification obligation under Section 13.1 or 13.2.

13.5

Survival. Each Party’s insurance obligation set forth in Section 13.4 shall survive the expiration or termination of this Agreement for a period of three (3) years after the date of such expiration or termination.

Article 14 Term and Termination

14.1

Term. This Agreement is effective as of the Effective Date, and unless terminated earlier in accordance with the terms of this Agreement, shall remain in full force and effect on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the Royalty Term with respect to such Licensed Product in such country (“Term”).

14.2

Effect of Change of Control. If a Change of Control occurs to Urovant and the acquiring entity is engaged in the commercialization of any Competing Product in the United States or at least three (3) countries within the European Union, Urovant shall provide to Merck written notice thereof in reasonable detail. Both Parties shall then discuss in good faith a business solution to continue this Agreement, taking into account an impact of such Change of Control to Merck. Merck shall only be entitled to terminate this Agreement, by written notice to Urovant, in the event that both: (a) [***], and (b) [***].

14.3

Unilateral Termination by Urovant. Urovant shall have the right to terminate this Agreement at any time in its sole discretion either in its entirety or on a country-by-country basis. Any termination under this Section 14.3 shall be accomplished by Urovant giving ninety (90) days’ advance written notice to Merck; provided, however, that Urovant shall have the right to terminate this Agreement with respect to a given Licensed Compound or Licensed Product immediately upon written notice to Merck if Urovant has a safety concern with respect thereto, which safety concern either (a) has been demonstrated or evidenced by the FDA or applicable Governmental Agency; or (b) has otherwise been reasonably determined by Urovant, based on feedback from any Governmental Agency or a data monitoring committee formed to review the safety and efficacy of the Licensed Compound or Licensed Product, and Urovant has provided evidence of such safety concern to Merck (each, a “Safety Termination”)). The effects of termination as set forth in Section 15.1 shall apply upon Urovant’s termination under this Section 14.3; provided, however, that in the event that this Agreement is terminated only with respect to a given country pursuant to this Section 14.3, then such effects of termination shall only apply with respect to such terminated country.

14.4

Bankruptcy. Each Party shall have the right to terminate this Agreement, immediately upon giving written notice of termination to the other Party, in the event that the other Party files a voluntary petition, or suffers the filing of a substantiated involuntary petition

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under the bankruptcy provisions of the Applicable Laws, is declared insolvent, undergoes voluntary or involuntary dissolution, makes an assignment for the benefit of creditors, fails or is unable to pay its debts as they come due, or suffers the appointment of a receiver or trustee over all, or substantially all, of its assets or properties; provided, however, that in the case of any involuntary bankruptcy proceeding, such right to terminate shall only become effective if the proceeding is not dismissed within sixty (60) days after the filing thereof.

14.5

Termination for Breach. In the event that either Party commits a material breach or default of any of its obligations hereunder (“Breaching Party”), the other Party (“Non-breaching Party”) shall give the Breaching Party written notice of such breach or default, and shall request that such breach or default be cured immediately. In the event that the Breaching Party fails to cure such breach or default within ninety (90) calendar days after the date of the Non-breaching Party’s notice (except for any breach based upon failure to pay any amount when due hereunder, which shall have a cure period of thirty (30) days), this Agreement shall terminate upon the expiration of the applicable period; provided, however, that in the event of a good faith dispute with respect to the existence of a material breach, the ninety (90) (or thirty (30), as applicable) day cure period shall be tolled until such time as the dispute is resolved pursuant to Section 17.6; provided, further, that notwithstanding the foregoing, it is agreed that termination pursuant to this Section 14.5 shall be on a Licensed Product-by-Licensed Product and country-by-country basis to which the material breach relates, as applicable, and that the Non-breaching Party cannot terminate this Agreement under this Section 14.5 with respect to non-affected Licensed Compounds/Licensed Products and/or non-affected countries, as applicable (and the effects of termination as set forth in Section 15.1 shall only apply with respect to such terminated Licensed Product and/or country, as applicable); provided, further, however, in the event that the material breach is related to any country in the European Union, the non-breaching Party may terminate this Agreement with respect to the entirety of the European Union.

14.6	Effect of Expiration of Term. Upon the expiration of the Term (which for the avoidance of doubt, excludes early termination of this Agreement):

(a)

Urovant shall have fully paid-up, royalty-free, perpetual, irrevocable and exclusive rights and licenses, with a right to grant sublicense, to the Licensed Compounds and/or the Licensed Products in the Field in the Territory;

(b)

Urovant shall have fully paid-up, royalty-free, perpetual, irrevocable and non-exclusive rights and licenses, with a right to grant sublicense, to use the Merck Intellectual Property and the Merck Know-How for the Manufacture, Development and Commercialization of the Licensed Compounds and/or the Licensed Products in the Field in the Territory; and

(c)

Urovant shall have fully paid-up, royalty-free, perpetual, irrevocable and non-exclusive rights and licenses, with a right to grant sublicense, to use the Merck Intellectual Property and the Merck Know-How for the Manufacture and the Development of Licensed Compounds and/or Licensed Products in the Field outside the Territory, solely for the purposes of obtaining Regulatory Approvals in the Territory and Commercializing Licensed Products in the Field in the Territory.

Article 15 Consequences of Early Termination

15.1

Termination by Merck; Termination by Urovant Unilaterally. In the event that this Agreement is terminated by Merck in accordance with Section 14.2, 14.4 (to the maximum extent legally permissible) or 14.5, or by Urovant in accordance with Section 14.3, upon the effective date of termination:

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(a)	Urovant shall immediately cease the Development and Commercialization in connection with the Licensed Product in the Field in the Territory;

(b)	All rights and licenses granted to Urovant by Merck hereunder shall automatically terminate and revert to Merck at no cost to Merck;

(c)

Urovant shall furnish Merck, or Merck’s designee, with all assistance reasonably requested by Merck, or its designee, in order to assure the transition of all then-ongoing Clinical Trials and all Regulatory Approvals in the Territory held by Urovant, if any, from Urovant to Merck, or its designee, in accordance with all Applicable Laws and applicable ethical standards;

(d)

Urovant shall, at no cost to Merck, assign to Merck or its designee any Regulatory Approvals, drug dossiers and regulatory documentation with respect to the Licensed Product that Urovant and/or its Affiliates Controls at the time of such termination to the extent that such Regulatory Approvals, drug dossiers and regulatory documentation are necessary for Merck or its designee to continue Development and/or Commercialization of the Licensed Product in the Field in the Territory;

(e)

Urovant shall pay to Merck the sum of (i) all amounts payable hereunder to Merck which have accrued but which remain outstanding as of the date of termination and (ii) the unpaid Milestone Payments (if the milestone events set forth in Section 6.2 have been achieved on or before the effective date of termination), minus any amounts payable hereunder by Merck to Urovant which have accrued but which remain outstanding as of the date of termination;

(f)

Urovant shall have no further rights under the Regulatory Approvals in the Territory, except as required by Applicable Laws, until the effective date of assignment of such Regulatory Approval. Urovant shall execute and transfer to Merck or its designee all Regulatory Approvals in the Territory, and all notifications, consents and other documents and instruments as may be reasonably required to confirm the termination of all of Urovant’s rights hereunder; and

(g)

Merck shall have fully paid-up, royalty-free, non-exclusive, perpetual and irrevocable rights and licenses, with a right to grant sublicense, to use the Urovant Intellectual Property and the Urovant Know-How for the Development and Commercialization of the Merck Licensed Product in the Field in the Territory and outside the Territory.

15.2	Termination by Urovant for Breach or Bankruptcy. In the event that this Agreement is terminated by Urovant in accordance with Section 14.4 (to the maximum extent legally permissible) or 14.5:

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(a)

Urovant shall have fully paid-up, royalty-free, perpetual, irrevocable and exclusive rights and licenses, with a right to grant sublicense, to use the Merck Intellectual Property in connection with Development and Commercialization of Licensed Compounds and/or Licensed Products in the Field in the Territory;

(b)

Urovant shall have fully paid-up, royalty-free, perpetual, irrevocable and non-exclusive rights and licenses, with a right to grant sublicense, to use the Merck Intellectual Property for the Development of Licensed Compounds and/or Licensed Products in the Field outside the Territory, solely for the purposes of obtaining Regulatory Approvals in the Territory and Commercializing Licensed Products in the Field in the Territory;

(c)	All rights and licenses granted to Merck by Urovant hereunder shall automatically terminate and revert to Urovant at no cost to Urovant;

(d)

Merck shall immediately disclose or make available to Urovant all the Merck Intellectual Property and the Merck Know-How in Merck’s possession which have not been disclosed to Urovant and shall assign to Urovant, at no cost to Urovant, any Regulatory Approvals, drug dossiers and Regulatory Documentation with respect to Licensed Compounds and Licensed Products that Merck and/or its Affiliates Controls at the time of such termination and has not already assigned to Urovant pursuant to the terms of this Agreement.

15.3

Survival. Expiration or termination of this Agreement for any reason whatsoever shall not relieve either Party of its obligations which have accrued prior to the date of expiration or termination hereof. In addition the provisions of Article 1, Sections 6.7 and 6.8, and Articles 7, 9, 11, 13, 15 and 16 shall survive and continue to be effective after expiration or termination of this Agreement. Except for the foregoing, upon expiration or termination of this Agreement for any reason whatsoever, neither Party shall have any further obligations to the other Party hereunder.

Article 16 Ethics / Conflict of Interest

Ethical Business Clause

In performing its obligations hereunder, the Parties acknowledge that the corporate policy of each Party and its Affiliates require that each Party’s business be conducted within the letter and spirit of the law. By signing this Agreement, the Parties agree to conduct the business contemplated herein in a manner which is consistent with the Applicable Laws, including the U.S. Foreign Corrupt Practices Act, good business ethics, and the Ethical Business Practices Policy of Merck as communicated to Urovant by Merck or one of its Affiliates from time to time. Specifically, the Parties warrant that in connection with this Agreement and the business relating thereto, they, their directors, employees, officers, and anyone acting on the behalf of any of the foregoing shall not offer, make or promise any payment, either directly or indirectly, of money or other assets (hereinafter collectively referred to as “Payment”), to any government (including a Governmental

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Agency), political party or international organization, official, candidate or persons acting on behalf of any of the foregoing or directly associated with them, including their staff, business partners, close associates and family (hereinafter collectively referred to as “Officials”) where such Payment would constitute a violation of any Applicable Laws. In addition, regardless of legality, the Parties shall make no Payment, either directly or indirectly, to Officials if such Payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or the business activities related thereto.

Each Party represents and warrants that, to the best of its knowledge, it has provided complete and accurate information and documentation to the other Party, its Affiliates, and its personnel in the course of any due diligence that was conducted, including disclosure of any officers, employees, owners, or persons directly or indirectly retained by such Party who are in a capacity that may reasonably provide an opportunity to influence decisions or actions with respect to the subject matter of this Agreement or the business activities related thereto. Each Party also acknowledges and agrees that, in the event that it engages an Affiliate, subcontractor or agent, it will conduct due diligence on such Affiliate, subcontractor or agent consistent with the requirements set forth in this Article 16 and will maintain adequate records of such due diligence and notify the other Party if any risk of violation of the requirements as set forth in this Article 16 is identified. Each Party shall make all further disclosures necessary to ensure the information provided remains complete and accurate for the duration of the engagement. Each Party further covenants that any future information and documentation submitted as part of further due diligence, or any certification, shall be complete and accurate to the best of its knowledge.

Each Party represents, warrants, and covenants that all books, records, invoices, and other documents relating to payments and expenses under this Agreement are and shall be complete and accurate and reflect in reasonable detail the character and amount of transactions and expenditures.

Each Party further represents, warrants and agrees that no “off the books” or other similar funds will be maintained or used in connection with this Agreement. Except as expressly provided for in this Agreement, without obtaining the prior written consent of the other Party, which shall not be unreasonably withheld, each Party shall not hire or retain subcontractors or agents who such Party knows or reasonably believes will be interacting with Officials on behalf of or at the request of such Party, who may have an opportunity to influence decisions or actions with respect to the subject matter of this Agreement or the business activities related thereto.

Each Party agrees to ensure that all of its employees, agents and subcontractors involved in performing the obligations under this Agreement are made specifically aware of the compliance requirements under this Article 16 by appropriate means, including without limitation, providing training regarding such requirements prior to performing any obligations under this Agreement. Each Party further agrees to certify its employees’, agent’s or subcontractors’ continuing compliance with the requirements under this Article

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16 at any time requested by the other Party during the Term. Each Party agrees to implement and/or sustain a compliance program, to comply with the requirements of this Article 16 and to maintain adequate records of such compliance program.

Each Party shall have the right to audit the books and records of the other Party to ensure compliance with this Article 16 for the period of [***] following expiration or termination of this Agreement.

Each Party shall have the right to terminate the Agreement immediately upon any violation of this Article 16 or any breach of a representation or warranty contained under this Article 16.

Article 17 General Provisions

17.1

Assignment. Except as expressly set forth in this Agreement, neither Party shall have the right or the power to assign or otherwise transfer, in whole or in part, any of its rights, or delegate the performance of any of its obligations under this Agreement (except that either Party may assign this Agreement, or delegate its performance, in whole or in part, to its Affiliate), without the prior written consent of the other Party, which authorization shall not be unreasonably conditioned, withheld or delayed; [***]. Any permitted assignment, or delegation hereunder by either Party, to its Affiliate shall not relieve the assigning or delegating Party of any of its obligations under this Agreement. Notwithstanding the foregoing, either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the prior written authorization of the other Party to a Third Party in connection with a Change of Control, subject to Section 14.2, or in connection with a sale of all or substantially all of the assets of such Party to which this Agreement relates, if the assignee or transferee agrees in writing to assume such Party’s obligations under this Agreement.

17.2

Independent Contractors. In the exercise of their respective rights, and the performance of their respective obligations, under this Agreement, the Parties are, and shall remain, independent contractors. Nothing in this Agreement shall be construed to constitute the Parties as partners, joint venturers, or participants in a joint enterprise or undertaking, or to constitute either of the Parties as the agent of the other Party for any purpose whatsoever. Neither Party shall bind, or attempt to bind, the other Party hereto to any contract or the performance of any other obligation, or represent to any Third Party that it is authorized to enter into any contract or binding obligation on behalf of the other Party hereto.

17.3

Force Majeure. Neither Party shall be liable for any failure to perform, or any delay in the performance of, any of its obligations under this Agreement to the extent, but only to the extent, that such Party’s performance is prevented by the occurrence of an event of force majeure; provided, however, that with respect to a failure to make payment due to an event of force majeure, the non-performing Party shall be required to make such payment as quickly as possible but in any event, even if the force majeure continues, within [***] from the date that the force majeure began; provided, further, however, that

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in the event that an event of force majeure prevents either Party from making any payment to the other Party in a timely manner, as provided in Article 6, interest on such unpaid amount shall nonetheless accrue in accordance with the provisions of Section 6.9. For purposes of this Section 17.3, an event of force majeure shall mean and include, war, civil war, insurrection, rebellion, civil unrest, fire, flood, earthquake, adverse weather conditions, pandemic flu, strike, lockout, labor unrest, unavailability of supplies, materials or transportation, acts of the public enemy, acts of government authorities (including but not limited to the refusal of the competent Government Agencies to issue required Regulatory Approvals), and, in general, any other cause or condition beyond the reasonable control of the Party whose performance is affected thereby. In the event that the Party’s performance is affected by the occurrence of any event of force majeure, that Party shall furnish immediate written notice thereof to the other Party hereto.

17.4

Notices. All notices, reports and other communications between the Parties under this Agreement shall be sent by registered air mail, postage prepaid and return receipt requested, by international air courier, or email with delivery and read receipt requested, with a confirmation copy sent by registered air mail or international air courier, addressed as follows:

To Merck:	Merck Sharp & Dohme Corp.
2000 Galloping Hill Road
Kenilworth, NJ 07033
Attention: Office of Secretary
Facsimile No.: [***]

With copy to:	Merck Sharp & Dohme Corp.
2000 Galloping Hill Road
[***]
Kenilworth, NJ 07033
Attention: Vice President, Transactions Business Development & Licensing, MRL
[***]
Facsimile No.: [***]

To Urovant:	Urovant Sciences GmbH
c/o Vischer AG
Aeschenvotstadt 4
CH-4010 Basel
Switzerland

With copy to:	Urovant Sciences, Inc.
320 West 37th Street
5th Floor
New York, NY 10018
Attention: Legal Department

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All notices, reports and other communications given in accordance with this Section 17.4 shall be deemed received: (a) if sent by registered air mail, seven (7) calendar days after the date of mailing; (b) if sent by international air courier, two (2) calendar days after the date of dispatch; or (c) if sent by email, twenty-four (24) hours after the time of transmission.

17.5

Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of State of New York and, with respect to the Patent Rights and related matters, the patent laws of the relevant patent granting jurisdiction (except that as between the Parties, inventorship shall be determined under US patent law), without reference to any rules of conflicts of law or renvoi. It is expressly agreed that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

17.6	Dispute Resolution

(a)

Informal Discussions. Except as otherwise provided herein, in the event of any controversy or claim arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, or the relationship between the Parties with respect to the Licensed Compounds or Licensed Product, the Parties shall first try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within [***] days after such notice one designated representative of each Party, who must have authority to enter an agreement without further approval required by such Party, shall meet in person for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such dispute within the said [***] days, either Party may, by written notice to the other Party, refer the dispute to the appropriate therapy area Vice President of Merck Research Laboratories, or his designee, and the Chief Executive Officer of Urovant, or his designee, for discussion and resolution. If such individuals or their designees are unable to resolve such dispute within thirty (30) days of such written notice, either Party may initiate arbitration proceedings in accordance with Section 17.6(b).

(b)

Arbitration. All disputes arising out of or relating to this Agreement, or the rights or obligations of the Parties hereunder, or relating in any way to the relationship between the Parties with respect to the Licensed Compounds or Licensed Products, shall be finally and exclusively settled by arbitration by a panel of three (3) arbitrators, provided such dispute is not an “Excluded Claim.” Each Party shall select one (1) arbitrator, and those two (2) arbitrators shall select the third arbitrator. All of the arbitrators shall have significant legal or business experience in pharmaceutical licensing matters. The arbitrators shall not be employees, directors or shareholders of either Party or any of their Affiliates. In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a majority of the members of the panel provided for herein, with each member having one (1) vote. The arbitrators shall render a written decision with

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their resolution of the dispute that shall set forth in reasonable detail the facts of the dispute and the reasons for their decision. The decision of the arbitrators shall be final and non-appealable and binding on the Parties. As used in this Section 17.6(b), the phrase “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

(c)

The arbitration proceeding shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association with such proceedings to be held in New York, New York, United States. The arbitrators will apply the substantive law specified in Section 17.5. In all cases, the arbitration proceedings shall be conducted in the English language, and all documents that are submitted in the proceeding shall be in the English language. Judgment upon the award rendered by arbitration may be issued and enforced by any court having competent jurisdiction. The arbitrator’s fees and expenses shall be shared equally by the Parties. Each Party shall bear and pay its own expenses incurred in connection with any dispute resolution under this Section 17.6. The arbitration proceedings and the outcome thereof shall be confidential. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrator hereunder or pending the arbitrator’s decision of the dispute subject to arbitration.

17.7

Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America that may be imposed upon or related to Merck or Urovant from time to time by the government of the United States of America. Furthermore, Urovant agrees that it will not export, directly or indirectly, any technical information acquired from Merck under this Agreement, or any products using such technical information, to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

17.8

Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

17.9

Severability. If any provision of this Agreement is determined by any court or administrative tribunal of competent jurisdiction in the Territory to be invalid or unenforceable under Applicable Laws, the Parties shall negotiate in good faith a replacement provision that is commercially equivalent, to the maximum extent permitted

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by the Applicable Laws, to such invalid or unenforceable provision. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement.

17.10

Counterparts. This Agreement may be executed in several duplicates, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

17.11	Headings. The subject headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any provision of this Agreement.

17.12

Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.13

Entire Agreement and Amendments. This Agreement, together with all Schedules attached hereto, constitutes the entire agreement between the Parties, and supersedes all prior agreements, understandings and communications between the Parties, with respect to the subject matter hereof. No modification or amendment of this Agreement, including but not limited to this Section 17.13, shall be binding upon the Parties unless in writing and executed by the duly authorized representative of each of the Parties.

17.14

Waivers. The failure by either Party hereto to assert any of its rights hereunder, including, but not limited to, the right to terminate this Agreement due to a breach or default by the other Party hereto, shall not be deemed to constitute a waiver by that Party of its right thereafter to enforce each and every provision of this Agreement in accordance with its terms.

17.15	[***]

[Signature page follows]

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EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date, by their duly authorized representatives.

Merck Sharp & Dohme Corp.		Urovant Sciences GmbH

By:	/s/ Mark E. McDonough	By:	/s/ Marianne Romeo Dinsmore
Name: Mark E. McDonough		Name: Marianne Romeo Dinsmore
Title: SVP and Treasurer		Title: Managing Director

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Schedule 1.16

[***]

1

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Schedule 1.46

Licensee Territory

Japan

[***] the following countries may be added to the Licensee Territory no later [***] following execution of this Agreement: Brunei, Cambodia, Hong Kong, Indonesia, Korea, Laos, Malaysia, Myanmar, Philippines, Singapore, Taiwan, Thailand, and Vietnam.

2

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Schedule 1.47

[***]

3

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Schedule 1.55

[***]

4

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Schedule 1.56

[***]

5

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Schedule 3.1

[***]

6

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FIRST AMENDMENT to

LICENSE AGREEMENT by and between

MERCK SHARP & DOHME CORP.

and

UROVANT SCIENCES GMBH

THIS AMENDMENT is made and entered into this April 27, 2017, by and between Merck Sharp & Dohme Corp. (“Merck”) and Urovant Sciences GmbH (“Urovant”) to amend the terms of that LICENSE AGREEMENT entered into between Merck and Urovant dated February 3, 2017.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties do agree as follows:

Section 11.2 of the LICENSE AGREEMENT (Disclosure of Confidential Information) is hereby amended to add the following subsection (d):

(d) to be disclosed by Urovant or its Affiliates to actual or potential investment bankers, investors or lenders, or their respective representatives; provided that such actual or potential investment bankers, investors or lenders, or their respective representatives, shall be bound by a confidentiality and non-disclosure agreement for a period of no less than two (2) years.

The final clause of Section l l.2(a) of the LICENSE AGREEMENT is hereby amended to read as follows:

provided, that the term of confidentiality for such Affiliates and/or Third Parties shall be no less than [***].

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date above, by their duly authorized representatives.

MERCK SHARP & DOHME CORP.		UROVANT SCIENCES GMBH

By:	/s/ Meeta Chatterjee	By:	/s/ Marianne Romeo Dinsmore
Name: Meeta Chatterjee		Name:	Marianne Romeo Dinsmore
Title: Head - Strategy, Transactions & Operations, Business Development & Licensing, Merck Research Laboratories		Title:	Managing Director

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SECOND AMENDMENT to LICENSE AGREEMENT by and between

MERCK SHARPE & DOHME CORP. and UROVANT SCIENCES GMBH

THIS SECOND AMENDMENT (“Amendment”) is made and entered into this March 19th 2018 (the “Effective Date”), by and between Merck Sharp & Dohme Corp. (“Merck”) and Urovant Sciences GmbH (“Urovant”), to amend the terms of that LICENSE AGREEMENT between Merck and Urovant dated February 3, 2017.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

Section 2.6 entitled “Sublicenses” is hereby amended and replaced with the following language:

Urovant may grant a sublicense of any of the rights and licenses granted to it by Merck under Sections 2.1 and 2.2 to its Affiliates or any Third Party without obtaining Merck’s prior written consent; provided, however, that if Urovant determines at any time to seek a Third Party to take over all Commercialization of all Licensed Products in the Territory, Urovant shall, prior to completing negotiations with any prospective Third Party, notify Merck in writing of its decision. Following receipt of such notice, Merck shall have thirty (30) days to provide Urovant with proposed terms pursuant to which Merck would acquire from Urovant the right to market the Licensed Product in the Territory. Urovant shall consider such proposal from Merck, if any, in good faith, provided that Urovant shall have no obligation to negotiate or enter into any agreement with Merck with respect to such Licensed Products, or to suspend or delay discussions with any prospective Third Party. For the avoidance of doubt, any Sublicensee may grant further sublicenses consistent with the terms set forth in this Agreement, including this Section 2.6. Each such agreement under which a sublicense is granted under the license as set forth in Sections 2.1 and 2.2 (“Sublicense Agreement”) shall be consistent with the terms and conditions of this Agreement. Urovant shall use commercially reasonable efforts to (a) procure the performance by any Sublicensee of the terms of each applicable Sublicense Agreement, and (b) ensure that any Sublicensee will comply with the applicable terms and conditions of this Agreement, including compliance with all Applicable Laws and ethical business practices. Urovant hereby guarantees the performance of its Sublicensees that are party to a Sublicense Agreement as permitted herein, and the grant of any such sublicense will not relieve Urovant of its obligations under this Agreement, except to the extent such obligations are satisfactorily performed by such Sublicensee.

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[Signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their properly and duly authorized officers or representatives as of the Effective Date

MERCK SHARP & DOHME CORP.		UROVANT SCIENCES GMBH

By:	/s/ Meeta Chatterjee	By:	/s/ Marianne Romeo Dinsmore
Name:	Meeta Chatterjee	Name:	Marianne Romeo Dinsmore
Title: Head - Strategy, Transactions & Operations, Business Development & Licensing, Merck Research Laboratories		Title:	Managing Director

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